Exhibit 10.8

Agent sales contract for large sales channel between Anteya Technology Corporation and UP-TECH Technology Co., Ltd.

Contract No. UP200808010001

Date: August 19, 2008

Contracting parties:

This Contract entered into this     day of      , 2009, by and between Anteya Technology Corporation with business address at 101-5 Meishan Road, Niaosong Township, Kaohsiung County (hereinafter referred to as “Party A”) and UP-TECH Technology Co., Ltd. with business address at 6-1 Gaoshuang Road, Pingzhen City, Taoyuan County (hereinafter referred to as “Party B”). Party A licensed Party B for sale of LED related products produced by Party A (hereby referred to as the contract target) on large sales channels in the Taiwan area. The parties have agreed to abide by the following terms and conditions:

Article 1: Contract target:

        The target products of the contract by Anteya Technology Corporation include MR16 monocolor lamp, E27 monocolor lamp, MR16 varied color lamp, E27 varied color lamp, varied color torch and tiny night lamps and relevant LED related products. Party A shall be responsible for production of target products of the contract and its peripheral accessories, relevant product certification and development. Party B shall be responsible for sales and assist with maintenance and development of the large sales channel market.

Article 2: Contract period and contract termination:

1.
The valid period of the contract shall be two years (from the effective date after applying seal by both parties to August 31, 2010). Without consent of both parties neither party has the right to terminate the contract in advance and within 30 days before expiration of the valid period, if both parties do not notify the opposite party for termination, the contract shall be automatically extended for another year.

2.	Without written consent of the opposite party, neither party has the right to unilaterally terminate the contract in advance.

3.
Either party has the right to terminate this contract if the opposite party is in breach of the contract or for reasons attributable to the opposite party under the premise of clarifying the account books of both parties.

Article 3: Licensing regions and distributors:

1.
According to terms agreed by both parties, Party B agrees to license to Party B as the primary sales agent for large sales channels. If Party B has registered a monthly shipment of 10,000 units 3 months in a row by a specific sales channel, then Party B is entitled to sole agent sales right.

2.
Large sales channels is defined as large chain stores (such as RT-Mart, Tsann Kuen, E-Life, B&Q, Homebox, etc.), large internet sales channels (such as PCHOME, YAHOO, PayEasy, Mobile01, various credit cards, mail order and department store member, gifts, etc.), TV shopping (such as Eastern Home Shopping, Viva, momo, etc.) customers.

3.	For other large sales channel customers not defined, Party B may file applications and start selling if Party A confirms no conflict of customers and has agreed to its application.
4.
During the contract period, if Party B has successively failed to achieve the sales target agreed by both parties in a specific period or the sales channel development performance, Party A has the right to propose changes to the licensed content and scope; and change adjustment maybe made after agreement by both parties.

Article 4: Responsibility and obligations:

1.	Party B is a legal product sales agent for Party A and is entitled to relevant rights and obligations of a sales agent as stipulated in the contract.
2.
Party B shall be responsible for product promotion education, maintenance of operation and development management of customers in the target regions of the contract, and regularly provide production and sales forecast.

3.	If required, Party A shall provide product certification and licensing documents of the contract target to Party B to facilitate Party B’s sales development.
4.
Both Party A and Party B agree to have the sales agent system for execution of sales operation. Party B shall procure goods from Party A in accordance with the production/sales forecast and procurement cost price agreed by both parties. Both parties shall negotiate and sign relevant attachments related to cost and sales cost pursuant to the time of putting the product on the market and cost changes.

5.
Product advertising and propaganda plan shall be planned, produced and executed in the channels by the marketing planning department of Party B. Party B may present product advertising, product exhibition and propaganda requirements in accordance with market promotion strategies and after negotiation of contents by both parties, Party A should provide necessary technical data, product, personnel or training assistance in accordance with the content of the contract.

6.	Party A shall assign a single contact window to assist Party B with relevant ordering and shipment flow before and after ordering by sales.
7.
Prior to putting the product on the market, Party A shall notify Party B within an appropriate lead time to facilitate market planning, and dispatch dedicated personnel to Party B for educational training of new products and provide supplementary sales information if needed.

8.	Party B shall be responsible for operating and developing the sales amount of the various sales points and regularly visit the various sales channels every month.

Article 5: Ordering and acceptance

1.
At signature of the contract Party B shall provide shipping forecast for the following season according to the seasonal shipping forecast in accordance with agreement reached at the production/sales meeting by both parties pursuant to circumstances of the product putting on the market, and revise the next seasonal and monthly forecast every month. Party B shall procure certain quantities for the following month in accordance with the monthly forecast, and Party A shall produce the committed quantity and notify Party B the required time for delivery.

2.
Party B may carry out incoming sampling inspection for products provided by Party A, and if the defective rate is higher than 0.5% in the course of acceptance inspection, Party A shall provide explanation or revise the plan within 7 working days in accordance with the contract, and voluntarily revise the plan until Party B confirms acceptance inspection. If it fails in a short time and affects the sales channel, Party A shall provide equivalent proportional spare parts to maintain smooth sales of the channels.

3.
Delivery by Party A shall be confirmed after acceptance by Party B, and if quality defects, shoddy packaging, shortage in quantity, missing parts or other nonconformances are found during sampling inspection by Party B, latter may return the commodities or demand replacement of new commodities.

4.
In the event the commodities are good but afterwards during sales by Party B or if defects, missing parts or other nonconformances are found which is not attributable to Party B after consumers bought the commodities, Party A shall also be responsible in accordance with afore-mentioned provision.

5.
If there are requirements for exhibition by the sales channels, and Party B requires to design and to provide exhibition of commodities or platform, Party B may ask Party A to provide necessary assistance, and after negotiation of agreed content, Party A shall provide necessary technical data, product, personnel or training assistance in accordance with the negotiated content.

Article 6: Delivery:

1.	Generally ordering shall be based on the monthly orders of Party B and Party A shall honor the monthly shipping time.
2.
In the event of urgent orders, generally within the scope of handling, Party A shall commit to deliver within 10 calendar days after ordering or within 20 calendar days if required to prepare the goods.

3.
Upon receipt of Party B’s procurement orders, Party A shall deliver the commodities contracted by Party B to any specified places within Taiwan island or to the warehouses of various sales channels and transportation fee shall be assumed by Party A as provided.

4.
Except for natural disasters, earthquake or force majeure or reasons attributable to Party B, Party A shall deliver the goods according to schedule, and in the event of delay in delivery it is necessary to solicit agreement of Party B in advance. For delay in delivery or poor quality of commodities and caused loss to Party B, Party A shall be liable for civil indemnification.

5.	On the delivery note Party A shall clearly state the procurement order number and attached with invoice for the goods delivered, one invoice for one delivery note to facilitate computer operation.

6.
Commodities delivered by Party A shall be products ordered by Party B. If Party A supplied goods at random, Party B shall not be responsible for keeping the products, and if Party A does not comply with afore-mentioned provision, Party B will not place order and directly return the goods and the transportation fee shall be paid by Party A; and Party B shall not be accountable for any loss or missing parts.

7.
In the event of personnel changes and departure of Party A, it is necessary to use written notification or email to notify Party B and if disputes arise therefrom, Party A shall take up full responsibility and not shirk responsibility to the departed personnel.

Article 7: Delivery cost and payment:

1.	By mutual agreement, the product sales target and delivery cost shall be as per quotation attached by Party A.
2.	Upon determination of above prices, both parties shall negotiate and sign quotation in accordance with market competition and cost changes.
3.
If Party B has sales cases with lower selling cost than that provided by Party A or OEM and ODM customers, both parties agree to define them as specific projects. Sales of specific projects shall be managed in accordance with specific projects through mutual communication. Prior to commencement of a specific project, both parties shall discuss and coordinate schedule for packaging and transportation regarding the specific project, sales forecast and delivery cost. And no party shall raise objections after consent.

4.
Through consultation, both parties shall agree to the 60 day payment by Party B on a monthly basis to be paid by check to Party A for the goods. If shipment by Party B reached 10,000 units 3 months in a row, Party B shall pay Party A by check on a 90 day payment term on a monthly basis.

5.
Party B shall work out the monthly payment to Party A according to latter’s monthly statement. Before the 10th day of the following month, Party A shall provide statement with return postage to Party B and after verified to be correct, Party B shall pay Party A with check before the 25th day of the following month. If the payment day is a holiday, payment will be postponed one working day to complete payment.

Article 8: After-sales service:

Party A agrees to perform following services:
1.
Commodity warranty: Provision of free maintenance service for 15 months commencing from the day of arrival of goods. Transportation fee for repaired goods: During the warranty period, transportation fee for shipping to Party A for maintenance shall be paid by Party B, and upon completion of maintenance Party A shall be responsible for sending back the repaired goods to Party B with postage paid by Party A. Relevant expenses shall be paid by Party B if the warranty period has passed.

2.
DOA: If failure is not due to human factors, Party A shall provide replacement service for all goods dead on arrival within 30 days commencing from the day of arrival of goods, or use reject to handle.

3.
Time for repair: Within the warranty period, Party A shall repair the commodities within 7 working days from receipt of goods in failure and repair free of charge or return new products to Party B. If the warranty period has passed, Party A shall charge Party B in accordance with the service charge standard.

4.
Provision of spare parts: Spare parts for repair shall be provided by products in Party B’s inventory and to be mailed back to Party A by batches. Party A shall assign a single contact window for service, and upon receipt of maintenance goods, Party A shall reply the repair progress within 3 working days after receipt by the receiving unit of Party A, and complete repair and maintenance as soon as possible in accordance with the warranty conditions or execute replacement.

Article 9: Change or amendment of contract:

1.
Any change, amendment, termination or transfer shall be effected through consultation between Party A and Party B with written notice. Any remarks to the contract shall be signed by representatives with legal authorization and attached to the contract. Any remarks shall be equally valid with the contract itself.

Article 10: Confidentiality agreement

Both parties shall keep confidential all sales content and information and shall not disclose to any competitors or any concerned third party. Knowledge from signature, storage and fulfillment of the contract or holding of any information of the opposite party (including but not limited to commercial information, financial information, IPR, sales secret and commercial actions, etc.) shall be kept strictly confidential and shall not disclose to any other third party by any means except required by law or with written consent by both parties.

1.
Except for fulfillment of the contract, both parties shall not use the afore-mentioned information. In the event of damage caused to the opposite party, the party in breach of the contract shall be responsible for all compensation for damages caused.

2.	Both parties shall use necessary measures to safeguard the known confidential information and admonish all employees to abide by obligations to keep the information confidential.
3.	The obligation of keeping the information confidential shall be valid within a year after termination of the contract.

Article 11: Provision of copyright:

Party A agrees Party B to use its copyright in provision of product information to complete relevant articles for marketing but require to obtain consent of Party A in advance. Party A declares that information provided to Party B using to complete works will not harm any third party. And if Party B suffers loss from infringement of the right of any third party, Party A shall be responsible for any indemnity. If Party B uses the trademark or other source materials of Party A without permission of latter and caused tangible and intangible losses to Party A or its customers, Party B shall be unconditionally responsible for relevant indemnities.

Article 12: Use of trademark

It is required to have permission of Party A if its registered trademark is required to use on commodities or packaging, container, label, manual, pricelist or any other similar articles and held or displayed, disseminated or used in TV, broadcast and press advertisement or for participation in exhibition.

Article 13: Attachment

Both parties agree to have Kaohsiung district court as the first tribunal of jurisdiction. For matters not specified in this contract, relevant laws and regulations shall apply or both parties shall reach another written agreement with the greatest faith. Any written agreement shall be considered an additional or amended provision to this contract.

Article 14: This contract is made in two (2) originals, and each party holds one original for record.

Contracting parties:

Party A: Anteya Technology Corporation
Unified Invoice No.: 80133919
Representative: Wu Dingfeng
Address: 101-5 Meishan Road, Niaosong Township, Kaohsiung County  833
Tel: 07-7332500

Party B: UP-TECH Technology Co., Ltd.
Unified Invoice No.: 97356553
Representative: Yu Yuanming
Address: 6-1 Gaoshuang Road, Pingzhen City, Taoyuan County  324
Tel: 03-2813206